SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Commission File No. 33-_______________

                         Note Bankers of America, Inc.
            (Exact name of registrant as specified in its charter)

                                     Texas
                           (State of Incorporation)

                                  ___________
           (Primary Standard Industrial Classification Code Number)

                                  84-0882076
                    (I.R.S. Employer Identification Number)

                        770 S. Post Oak Lane, Suite 690
                               Houston, TX 77056
                                 713/840-0230
                            Facsimile 713/892-5435
                 (Address and telephone number of registrant's
                         principal executive offices)

                              SERVICES AGREEMENT
                             (Full title of plan)

                               E. Donald DeYoung
                        770 S. Post Oak Lane, Suite 690
                               Houston, TX 77056
                                 713/840-0230
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE


                                                             Proposed
                                                             Maximum     Proposed
                                                             Offering     Maximum
       Title of Each Class of                                 Price      aggregate     Amount of
          Securities To Be                    Amount Being  Per Share    Offering    Registration
             Registered                        Registered      (2)       Price (2)        fee
Common Stock, Par Value $0.001 Per Share (1)     1,025,000              $       .02  $      20,500  $6.21


                CALCULATION OF REGISTRATION FEE - NOTES THERETO

(1) The Company is to issue 1,025,000 shares of its common stock as compensation for services to M. Stephen Roberts, Attorney at Law, pursuant to a letter agreement dated August 4, 1997. Approximate date of proposed sale pursuant to the plan: As soon as practicable after the Registration Statement becomes effective.

(2) Calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

This registration statement, including all exhibits and attachments, consists of 13 pages.

The  exhibit  index  is  on  page  12.

                                    PART II

Item  3.    Incorporation  of  Certain  Documents  by  Reference.

     The following documents which are filed with the Securities and Exchange Commission are incorporated herein by reference in the registration statement hereof:

     (a)The Company's latest annual report on Form 10-K, or, if the financial statements therein are more current, the Company's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to Rule 424(b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

     (b)All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

     (c)The descriptions of the Company's $0.001 par value common stock which is contained in the Company's registration statements filed under section 12 of the Securities Exchange Act of 1934, including any amendment(s) thereto or reports filed for the purpose of updating such descriptions.

     (d)All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item  4.    Description  of  Securities.

     Pursuant to the Company's Articles of Incorporation the authorized capital of the Company consists of 500,000,000 shares of common stock, par value $.001 per share, and 150,000,000 shares of preferred stock, without par value (the "Preferred Stock"). The following description of certain of the Company's securities is a summary, does not purport to be complete or to give effect to applicable statutory or common law and is subject in all respects to the applicable provisions of the Company's Articles of Incorporation and information herein is qualified in its entirety by this reference.

Common  Stock

     Holders of Common Stock are entitled, among other things, to one vote per share on each matter submitted to a vote of shareholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor.

Preferred  Stock

     None of the authorized shares of Preferred Stock have been issued or are outstanding. The Board of Directors has the authority to cause the Company to issue up to the authorized number of shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of such series, without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

     The Articles of Incorporation of Note Bankers of America, Inc. are filed herewith as Exhibit 3.3.

Item  5.    Interests  of  Named  Experts  and  Counsel.

     M. Stephen Roberts, Esq., an attorney for the Registrant and the counsel who has rendered an opinion as to the legality of the shares of the Registrant's common stock to be offered by this Registration Statement, owns 1,025,000 shares of such stock which are being registered pursuant to this Registration Statement. As of the date of this Registration Statement, such shares have a fair market value of approximately $20,500.

Item  6.    Indemnification  of  Officers  and  Directors.

     (a)Article 2.02 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation shall have the power to indemnify directors, officers, employees and agents and to purchase and maintain liability insurance for those persons. Article 2.02-1 of the TBCA empowers the Company to indemnify any director or officer for expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in the defense of any action, suit or proceeding in which such director or officer is a party by reason of his position. In no event however, shall a director or officer be entitled to indemnification in any action, suit, or proceeding in which such director shall have been found not to have acted in good faith and in the reasonable belief that his conduct as such director was in the Company's best interests; and, in the case of an officer of the Company, that such officer did not act in good faith and in the reasonable belief that his conduct was at least not opposed to the Company's best interests; and in the case of any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. Moreover, no director shall be indemnified for any obligations arising from any action, suit, or proceeding in which (i) such director is found liable on the basis that personal profit was improperly received by him, whether or not the action resulted from an action taken in his official capacity, or (ii) such director is found liable to the Company.

     (b)The Company's Articles of Incorporation contain provisions eliminating or limiting the liability of a director for an act or omission in his capacity as director, however, those provisions do not eliminate or limit the liability of a director for: (i) a breach of a director's duty of loyalty to the Company or its shareholders; (ii) an act or omission not in Good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission from which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

     The Company's Articles of Incorporation also provide that the Company shall indemnify every director or officer, their heirs, executors and administrators, to the full extent as provided by, and in accordance with
Article  2.02-1  of  the  TBCA.

     The Articles of Incorporation of Note Bankers of America, Inc. are filed herewith as Exhibit 3.3.

     (c)The Company's Bylaws provide that the Company shall indemnify each director or former director and each officer or former officer of the Company and each person who is or who may have served at its request as a director or officer of another corporation in which it owned shares of stock or of which it is a creditor, or as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against judgments, settlements, penalties and reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with any claim made against him or any action, suit, or proceeding in which he is or is threatened to be made a named defendant or respondent by reason of his being or having been such director or officer.

The Company shall indemnify such director or officer to the greatest extent permitted by law for reasonable expenses incurred in connection with any action, suit, or proceeding in which such director or officer has been wholly successful in the defense of the proceeding, on the merits or otherwise, except that if such action, suit, or proceeding was brought by or on behalf of the Company, indemnification shall be limited to reasonable expenses actually incurred by such director or officer with respect to such proceeding; provided, however, that such indemnity shall be conditioned on the prior determination by a majority of the Board of Directors or a committee thereof who are not named defendants or respondents in such action, suit, or proceeding, or special legal counsel appointed thereby, or, solely in the event the Board of Directors is not able to act and unable to select special legal counsel, by vote of those shareholders who are not also directors named as defendant or respondent in such, action, suit, or proceeding, that such director or officer has acted in good faith and in the reasonable belief as to the best interests of the Company.

If any pending, threatened, or completed proceeding is settled, amounts paid as indemnification of the settlement shall not exceed costs, fees and expenses that would have been reasonably incurred if the action, suit or proceeding had been litigated to a conclusion. The determination by the Board of Directors, or by independent counsel, and the payment of amounts by the Company on the basis thereof, shall not prevent a shareholder from challenging such
indemnification  by  appropriate  legal  proceedings.    Neither  shall  a
determination by the Board of Directors, a committee thereof, or special legal counsel appointed thereby, that indemnification is not permissible, prevent a director or officer f rom challenging such determination by appropriate legal proceedings. Reasonable expenses of a director or officer who was, is, or is threatened to be made a named defendant or respondent in any proceeding shall be paid in advance before any final disposition following appropriate written request to the Company.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him in such a capacity or arising out of his status as such a person, whether or not the Company would have the power to indemnify him against that liability.

The Bylaws of Note Bankers of America, Inc. are filed herewith as Exhibit 3.3.

     The foregoing rights and indemnification shall be construed in accordance with the laws of the State of Texas presently in force and as hereinafter amended. In all events, the Company's Bylaws shall be deemed to grant the Company's directors and officers the maximum protection consistent with law and shall be deemed amended from time to time to reflect any changes in such law. The foregoing shall not be exclusive of any private contractual right of indemnification, nor shall it limit the same; provided, however, such contractual agreement shall not be inconsistent with the TBCA presently in force or hereafter enacted.

Item  7.    Exemption  From  Registration  Claimed.

     Not  applicable.

Item  8.    Exhibits.

     The  exhibit  index  is  filed  on page 12 of the registration statement.

Item  9.    Undertakings.

     The  undersigned  Company  hereby  undertakes:

     (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (a)Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold when all options that have been and may be granted under the plan shall have expired or terminated, have been exercised or cancelled, or upon termination of the offering.

     (4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described heretofore, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling preceding, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on this 14th day of August, 1997.


                                   NOTE  BANKERS  OF  AMERICA,  INC.


                                   BY:  /S/  E.  Donald  DeYoung
                                        E.  DONALD  DEYOUNG,  President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                TITLE                        DATE
/S/ Allen E. Myers       Chairman, Chief Executive    August 14, 1997
Allen E. Myers           Officer, Director, and
                         Principal Financial Officer



/S/ E. Donald DeYoung    President and Director       August 14, 1997
E. Donald DeYoung



/S/ Louis J. Blenderman  Director                     August 14, 1997
Louis J. Blenderman

                         NOTE BANKERS OF AMERICA, INC.
               DOCUMENTS CONSTITUTING A SECTION 10(a) PROSPECTUS
                 PURSUANT TO A FORM S-8 REGISTRATION STATEMENT
                             FILED AUGUST 15, 1997

            THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                  SECURITIES THAT HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933

     In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by NOTE BANKERS OF AMERICA, INC. (the "Company") with the Securities and Exchange Commission on August 15, 1997, the following shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933:

     0.          GENERAL  PLAN  INFORMATION.

     (a) The following letter agreement (the "Letter Agreement") between the Company and M. Stephen Roberts, Esq. (the "Participant") with respect to the payment of fees and the shares of the Company's common stock, $.001 par value per share (the "Securities"), and the price per share at which the Securities are to be issued to the Participant in payment of his fees is more fully described in Exhibit "A" attached hereto and incorporated herein by reference for all purposes:


Name                 Fees    Price per Share   Number of Shares
------------------  -------  ----------------  ----------------
M. Stephen Roberts  $20,500  $           0.02         1,025,000
------------------  -------  ----------------  ----------------

     (b) The Agreement constitutes an employee benefit plan as described in Rule 405 promulgated under the Securities Act of 1933 (the "Plan"). The Securities will be offered pursuant to the Plan.

     (c) The general nature and purpose of the Plan is allow for the payment of fees due and owing by the Company to the Participant in the form of the Company's registered Securities. The Plan will terminate as soon after September 1, 1997 as the Securities called for in the Plan have been issued to the Participant, which date will not exceed October 31, 1997. It is not contemplated that the Plan will be subject to modification or extension.

     (d) The Plan does not have any administrators. However, the Participant may contact the Company at the address or telephone number described in Paragraph 11 below to obtain additional information about the Plan.

     (e) The Plan is not subject to the Employee Retirement Income Security Act of 1974. The Participant is a consultant who has provided provide bona fide services to the Company, none of such services being in connection with the offer or sale of Securities of the Company in a capital-raising transaction.

     2. SECURITIES TO BE OFFERED. The Securities to be offered pursuant to the Plan are shares of the Company's common stock, without par value per share. The common stock of the Company has been registered under Section 12 of the Securities Exchange Act of 1934.

     3. EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN. Only the Participant described above may participate in the Plan.

     4. PURCHASE OF SECURITIES PURSUANT TO THE PLAN AND PAYMENT FOR SECURITIES OFFERED.

     (a) The Participant may participate in the Plan only for so long as it takes to file the Registration Statement and issue the Securities to the Participant as called for herein. Thereafter, the Participant shall have not any further interest in the Plan. The only Securities to be purchased by the Participant are described herein or in the Agreement between the Company and the Participant. The purchase price per share of the Company's Securities for the Participant is as set forth above.

     (b) Payment for the Securities to be purchased by the Participant pursuant to the Plan will be the extinguishment of any further liability by the Company to any said Participant with respect to the obligations described herein.

     (c) There will be no reports delivered to the Participant as to the amounts and status of its account.

     (c) The Securities will be issued to the Participant, who may sell the Securities in the open market. The Company will receive no fees or other compensation for the Securities other than the extinguishment of the debt to the Participant as described herein.

     5. RESALE RESTRICTIONS. There will be no restrictions on the resale of the Securities by the Participant.

     6. TAX EFFECTS OF PLAN PARTICIPATION. The receipt of the Securities by the Participant will be the receipt of ordinary income since the Securities will have been received by the Participant in exchange for services. Consequently, the Participant will be taxed currently for the value of the Securities pursuant to Section 61 of the Internal Revenue Code of 1986, as amended.

     7. INVESTMENT OF FUNDS. There is no provision under the Plan whereby the Participant may direct the investment of all or any part of the assets under the Plan.

     8. WITHDRAWAL FROM THE PLAN; ASSIGNMENT OF INTEREST. The Participant is not able to withdraw from, terminate, or assign its interest in the Plan.

     9. FORFEITURES AND PENALTIES. There is no event which could, under the Plan, result in a forfeiture by, or a penalty to, the Participant.

     10. CHARGES AND DEDUCTIONS, AND LIENS THEREFOR. There are no charges and deductions that may be made against the Participant, the Securities, or assets of the Plan, or the creation of any lien on any funds, securities, or other property held under the Plan.

     11. INFORMATION CONTAINED IN THE REGISTRATION STATEMENT. The Company shall furnish to the Participant, without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of the Registration Statement, all of such documents being incorporated by reference in this Section 10(a) Prospectus. The Company shall also furnish to the Participant, without charge, upon written or oral request, any other documents required to be delivered to employees of the Company pursuant to Rule 428(b) promulgated under the Securities Act of 1933. Any such request should be directed to the Company at 770 S. Post Oak Lane, Suite 690, Houston, Texas 77056, telephone (713) 892-5433, and telecopier (713) 892-5435.

     12. INFORMATION CURRENTLY FURNISHED. The Participant has been furnished with a copy of the Company's Form 10-K for the fiscal year ended June 30, 1996.

     13. INFORMATION TO BE FURNISHED IN THE FUTURE. The Company shall deliver to the Participant copies of all reports, proxy statements and other communications distributed to its security-holders generally, and such material shall be sent or delivered no later than the time that it is sent to security-holders of the Company.

Attachments:

Exhibit  "A"  -  The  Agreement

                         NOTE BANKERS OF AMERICA, INC.
                              FORM S-8 PROSPECTUS
                                  EXHIBIT "A"
                               LETTER AGREEMENT

                              M. Stephen Roberts
                                Attorney at Law
                        770 S. Post Oak Lane, Suite 515
                             Houston, Texas 77056
                                 713-961-2696
                              FAX:  713-961-1148

August  4,  1997

E.  Donald  DeYoung
Note  Bankers  of  America,  Inc
770  S.  Post  Oak  Lane,  Suite  690
Houston,  Texas  77056

         Re:    Fee  Agreement  regarding  certain  matters re Note Bankers of
America,  Inc.  ("NBA")

Dear  Don:

         As we discussed and as approved by the NBA board of directors, I agree to take shares of the common stock of Note Bankers of America, Inc. in payment of my non-refundable retainer and fee for representing NBA with respect to identifying, negotiating, documenting, and closing a reorganization transaction on behalf of NBA, which fee shall total $20,500, and which will be registered pursuant to a Form S-8 Registration Statement. My fee covers all work to be performed by me in connection with the transaction, but does not cover billings for services previously rendered or to be rendered under separate invoices for matters not related to the transaction. My fee also does not include any filing fees or other expenses in connection with such transaction or activities of NBA after closing. It is understood that the stock I will receive will be valued at $0.02 per share and, as a result, I will receive 1,025,000 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations. It is further understood that the shares represent a non-refundable retainer which I am entitled to keep regardless of the outcome of my work, time required by me to accomplish the transaction or NBA's decision to abort the work or transaction, to compensate me for my agreement to provide services in pursuit of NBA's interests and for any loss of opportunity to accept other matters.

Very  truly  yours,

/s/  M.  Stephen  Roberts
M.  Stephen  Roberts

                               INDEX TO EXHIBITS


Exhibit
  No.    Description

    3.1    Bylaws of Note Bankers of America, Inc. filed as Exhibit 3(ii) to
           Amendment No. 1 to Form 8-K, Commission File No. 0 - 12240 filed on
           November 8, 1996, is incorporated herein by reference.

    3.3    Articles of Incorporation of Note Bankers of America, Inc. filed as
           Exhibit 3(i) to Amendment No. 1 to Form 8-K,, Commission File No. 0 -
           12240 filed on November 8, 1996, is incorporated herein by reference.

      5    Opinion and Consent of M. Stephen Roberts, Esq.
